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INNOVIVA, INC.
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Innoviva 2018 Shareholder Letter

To our fellow Shareholders,

Thank you for your investment in Innoviva.  Since being appointed Interim Principal Executive Officer in May 2018, I have been working closely with our new Board of Directors to optimize the allocation of our capital.  We have instilled a new focus on accountability, efficiency and cost reduction.  During 2018, we worked together to simplify Innoviva’s operations and reduce its cost structure.

2018 Performance highlights include:

•                  We decreased our total operating expenses over the course of the year.  Full year operating expenses were $22.8 million, down 32% from $33.6 million in 2017.  In the fourth quarter of 2018, our total operating expenses were $2.6 million.

•                  We repaid $230 million of our Term B Loan and ended the year with cash, cash equivalents, and marketable securities, and accounts receivable totaling $198.2 million.

•                  Our CEO pay-ratio, which measures the ratio of CEO pay to the median pay of all other employees, fell to 2.17 to 1 from 11 to 1 in the 2017.

As we enter 2019, because of the actions taken by the new Board and management, Innoviva is well positioned.  The Company has increasing cash resources and a long duration royalty portfolio.  Our Board is composed of highly-qualified directors with relevant pharmaceutical, clinical, and business experience who bring different perspectives on how best to allocate our capital effectively. To that end, the Board is continuing to review the best use of capital going forward in a deliberate and thoughtful manner with the goal of enhancing long-term value for all shareholders.

Sincerely,

Geoffrey Hulme
Interim Principal Executive Officer
Innoviva, Inc.